Exhibit 10.3


                                 AMENDMENT TO
                      1984 STOCK OPTION INCENTIVE PLAN
                          EFFECTIVE AUGUST 2, 1995


     FURTHER RESOLVED, that Section 7.1 of the 1984 Plan shall be amended to be and read in its entirety as follows:

               7.1 The Committee may, in its discretion, grant a SAR to the holder of an Option, either at the time the Option is granted or by amending the instrument evidencing the grant of the Option at any time after the Option is granted, so long as the grant is made during the period in which grants of SARs may be made under the Plan and, if made to a person subject to
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is made more than six months prior to the end of the Term of the Option.

; and

     FURTHER RESOLVED, that Section 7.2 of the 1984 Plan shall be amended to be and read in its entirety as follows:

               7.2.  Each SAR shall be for such Term, and shall be subject to
such other terms and conditions, as the Committee shall impose.   The terms
and conditions may include Committee approval of the exercise of the SAR, limitations on the amount of appreciation which may be recognized with regard to such SAR, and specification of what portion, if any, of the amount payable to the Grantee upon his exercise of a SAR shall be paid in cash and what portion, if any, shall be payable in Shares. If the Committee does not determine the form in which payment of a SAR will be made, each Award made to a person subject to Section 16(b) of the Exchange Act, which may be payable in cash shall reserve to the Committee the right to withhold its consent to the Grantee's election to receive cash in settlement of the SAR. If and to the extent that Shares are issued in satisfaction of amounts payable upon exercise of a SAR, the Shares shall be valued at their Fair Market Value on the date of exercise.

; and

     FURTHER RESOLVED, that Section 13.4 of the 1984 Plan shall be amended to be and read in its entirety as follows:

          13.4 The notice of exercise of a SAR shall be in writing. For Grantees subject to the provisions of Section 16(b) of the Exchange Act, a SAR exercisable for cash may be exercised only during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date or on a date at least six months after the date on which such Grantee makes an irrevocable election to exercise a SAR for cash.

          FURTHER RESOLVED, that Section 13.8 and Section 13.9, as follow, shall be added to the 1984 Plan:

          13.8. In no event may any employee who is granted an Award under the Plan hold such derivative security for less than six months prior to disposition of the derivative security or its underlying equity securities.

          13.9. A Grantee who is subject to Section 16(b) of the Exchange Act may avail himself of the alternative methods of payment set forth in
Section 13.3 of this Plan only if such Grantee (i) makes an irrevocable election to use such payment method at least six months prior to the effective date of the transaction or (ii) if such transaction is effected during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.